Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

a21, Inc.
Jacksonville, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated April 3, 2006, except for Note I which is as of December 28, 2006, relating to the consolidated financial statements of a21, Inc. as of and for the year ended December 31, 2005, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
West Palm Beach, Florida

December 28, 2006